Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports Fourth Quarter 2006 Earnings
Highlights for the quarter and year ended December 31, 2006 are as follows:
•	Reported Adjusted EBITDA of $23.3 million and $104.5 million for the three and twelve months ended December 31, 2006, respectively.

•	Commenced construction of the Shreveport refinery expansion project.

•	Declared a fourth quarter 2006 distribution of $0.60 per unit on January 5, 2007, an increase of approximately 9% over the prior quarter.
INDIANAPOLIS—(PR NEWSWIRE)—February 15, 2007—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the three months ended December 31, 2006 of $31.5 million compared to $32.1 million for the same period in 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $36.1 million and $23.3 million, respectively, for the three months ended December 31, 2006 as compared to $48.2 million and $28.2 million, respectively, for the comparable period in 2005. Distributable Cash Flow for the three months ended December 31, 2006 was $19.0 million.
Net income for the year ended December 31, 2006 was $93.9 million compared to $11.3 million for the year ended December 31, 2005. EBITDA and Adjusted EBITDA were $117.9 million and $104.5 million, respectively, for the year ended December 31, 2006 as compared to $51.6 million and $85.8 million, respectively, for the year ended December 31, 2005. Distributable Cash Flow for the period of February 1, 2006 to December 31, 2006 was $85.9 million. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures, and reconciliations of such measures to the comparable GAAP measures.)
The financial results for the year ended December 31, 2006 include the financial results of Calumet Lubricants Co., L.P. (the “Predecessor”) through January 31, 2006. For the period from January 1, 2006 to January 31, 2006, the Predecessor generated net income of $4.4 million, EBITDA of $9.8 million, and Adjusted EBITDA of $4.5 million. Substantially all of the assets and operations of the Predecessor and its consolidated subsidiaries were contributed to the Partnership in connection with the closing of the Partnership’s initial public offering during the first quarter of 2006.
“During the fourth quarter of 2006, we maintained our strong performance despite normal seasonality in our Specialty Products segment,” said Bill Grube, Calumet’s President and CEO. “We have started construction on the Shreveport capacity expansion project, which we expect to be completed and operational in the third quarter of 2007.”
Net income for the three months ended December 31, 2006 was $31.5 million as compared to $32.1 million for the same period in 2005. The Partnership’s performance for the fourth quarter of 2006 as compared to the fourth quarter of 2005 was positively impacted by improved specialty products margins per barrel, offset by decreased sales volume of specialty products and less favorable fuel products margins. The decrease in fuel products margins was due to both lower crack spreads and higher costs associated with plant operations, primarily the result of increases in other material costs from the use of certain gasoline blendstocks in the fourth quarter of 2006 to maintain compliance with certain environmental regulations, partially offset by decreased plant fuel costs due to lower natural gas prices. The Company’s usage of these gasoline blendstocks ended during the fourth quarter of 2006 upon determination of the Company’s continued compliance with such environmental regulations. Selling, general and administrative costs were lower in the fourth quarter of 2006 as compared to the same period in 2005 due to reduced employee incentive compensation costs. Further, gains on derivative instruments not designated as hedges for accounting purposes were lower for the fourth quarter of 2006 as compared to the same period in 2005.
Total Specialty Products segment sales volume for the fourth quarter of 2006 was 20,473 barrels per day (bpd) as compared to 24,266 bpd for the same period in the prior year, a decrease of 3,793 bpd, or 15.6%. This decrease is due to higher than historical demand in the fourth quarter of 2005 from the effect of September 2005 hurricane activity on specialty products supply. Total Specialty Products segment sales volume for the year ended December 31, 2006 was 25,109 bpd as compared to 24,385 bpd for the same period in the prior year, an increase of 724 bpd, or 3.0%. This increase was primarily due to increased volume for lubricating oils and solvents.
Total Fuel Products segment sales volume for the fourth quarter of 2006 was 26,933 bpd as compared to 27,007 bpd in the same period for the prior year, a decrease of 74 bpd, or 0.3%. Total Fuel Products segment sales volume for the year ended December 31, 2006 was 25,236 bpd as compared to 22,568 for the same period in the prior year, an increase of 2,668 bpd, or 11.8%. This increase was attributable to the ramp-up of fuels operations at the Shreveport refinery during the first quarter of 2005.
Gross profit by segment for the fourth quarter of 2006 for the Specialty Products and Fuel Products segments was $35.9 million and $7.1 million, respectively, compared to $22.0 million and $22.9 million, respectively, for the same period in 2005.
As previously announced on January 5, 2007, the Partnership declared a quarterly cash distribution of $0.60 per unit on all outstanding units for the quarter ended December 31, 2006, an increase of approximately 9% over the prior quarter. The distribution was paid on February 14, 2007 to unitholders of record on February 4, 2007.

     The following table sets forth information about our combined refinery operations. Refinery production volume differs from sales volume due to changes in inventory.

	Calumet	Predecessor	Calumet (1)	Predecessor
	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales volume (bpd):
Specialty Products sales volume	20,473	24,266	25,109	24,385
Fuel Products sales volume	26,933	27,007	25,236	22,568

Total (2)	47,406	51,273	50,345	46,953

Total feedstock runs (bpd) (3)	47,364	54,180	51,598	50,213

Refinery production (bpd) (4)
Specialty Products:
Lubricating oils	10,729	11,903	11,436	11,556
Solvents	5,359	4,398	5,361	4,422
Waxes	1,173	1,320	1,157	1,020
Asphalt and other by-products	5,242	5,791	6,596	6,313
Fuels	1,297	1.998	2,038	2,354

Total	23,800	25,410	26,588	25,665

Fuel Products:
Gasoline	9,201	10,358	9,430	8,278
Diesel	5,822	8,953	6,823	8,891
Jet fuel	6,861	6,807	6,911	5,080
By-products	313	111	461	417

Total	22,197	26,229	23,625	22,666

Total refinery production	45,997	51,639	50,213	48,331

(1) Includes the period of January 1, 2006 through January 31, 2006 for the Predecessor.
(2) Total sales volume includes sales from the production of the Partnership’s refineries and sales of inventories.
(3) Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at the Partnership’s refineries.
(4) Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at the Partnership’s refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
Update on Calumet’s Internal Growth Project at its Shreveport Refinery
As previously announced, the Partnership has commenced a major capital improvement project at its Shreveport refinery, which we still expect to be completed and fully operational in the third quarter of 2007 and should increase this refinery’s crude oil throughput capacity by approximately 40% over current levels, from approximately 42,000 bpd to approximately 57,000 bpd. We have now either acquired or contracted for the purchase of all key operating equipment for the expansion project and have spent a total of $65.5 million in capital expenditures related to the project as of December 31, 2006. After receipt of all required permits, we commenced construction on the expansion project at the end of the fourth quarter of 2006. We still estimate the total cost of the Shreveport refinery expansion project will be approximately $150.0 million.

About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has three refineries located in northwest Louisiana.
A conference call is scheduled for 9:00 a.m. ET (8:00 a.m. CT) Friday, February 16, 2007, to discuss the financial and operational results for the fourth quarter of 2006. Anyone interested in listening to the presentation may call 800-561-2693 and enter passcode 25543432. For international callers, the dial-in number is 617-614-3523 and the passcode is 25543432.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 97275438. International callers can access the replay by calling 617-801-6888 and entering passcode 97275438. The replay will be available beginning Friday, February 16, 2007, at approximately 11:00 a.m. until Friday, March 2, 2007.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding the Shreveport expansion project’s expected completion date, the Shreveport refinery expansion project’s expected costs and the resulting increases in production levels from the Shreveport expansion project, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.

Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA, and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA, and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest expense and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per unit data)

	Calumet	Predecessor	Calumet	Predecessor
	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	Unaudited		Unaudited

Sales	$368,681	$394,091	$1,641,048	$1,289,072
Cost of sales	325,610	349,141	1,437,804	1,148,715

Gross profit	43,071	44,950	203,244	140,357

Operating costs and expenses:
Selling, general and administrative	5,539	10,128	20,430	22,126
Transportation	12,418	13,305	56,922	46,849
Taxes other than income taxes	817	456	3,592	2,493
Other	265	253	863	871
Restructuring, decommissioning and asset impairments	—	174	—	2,333

Operating income	24,032	20,634	121,437	65,685

Other income (expense):
Interest expense	(1,192)	(6,190)	(9,030)	(22,961)
Interest income	1,338	98	2,951	204
Debt extinguishment costs	—	(6,882)	(2,967)	(6,882)
Realized gain (loss) on derivative instruments	(4,678)	3,642	(30,309)	2,830
Unrealized gain (loss) on derivative instruments	12,325	20,826	12,264	(27,586)
Other	(240)	17	(274)	38

Total other income (expense)	7,553	11,511	(27,365)	(54,357)

Net income before income taxes	31,585	32,145	94,072	11,328
Income tax expense	63	—	190	—

Net income	$31,522	$32,145	$93,882	$11,328

Allocation of net income:
Less: Net income applicable to Predecessor for the period through January 31, 2006	—		4,408

Net income applicable to Calumet	31,522		89,474
Minimum quarterly distribution to common unitholders, prorated	(7,365)		(24,495)
General partner’s incentive distribution rights.	(6,405)		(18,157)
General partner’s interest in net income	(297)		(840)
Common unitholders’ share of income in excess of minimum quarterly distribution	(6,437)		(17,958)

Subordinated partners’ interest in net income	11,018		28,024

Basic and diluted net income per limited partner unit:
Common	$0.84		$2.81

Subordinated	$0.84		$2.14

Weighted average limited partner common units outstanding — basic and dilutive	16,366		14,642
Weighted average limited partner subordinated units outstanding — basic and dilutive	13,066		13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Calumet	Predecessor
	December 31,	December 31,
	2006	2005
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$80,955	$12,173
Accounts receivable, net	99,000	115,294
Inventories	110,985	108,431
Derivative assets	40,802	3,359
Prepaid expenses and other current assets	3,467	19,650

Total current assets	335,209	258,907

Property, plant and equipment, net	191,732	127,846
Other noncurrent assets, net	3,233	12,964

Total assets	$530,174	$399,717

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$78,752	$44,759
Accrued liabilities	20,242	17,470
Current portion of long-term debt	500	500
Derivative liabilities	2,995	30,449

Total current liabilities	102,489	93,178
Long-term debt, less current portion	49,000	267,485
Total liabilities	151,489	360,663

Partners’ capital	326,434	38,557
Accumulated other comprehensive income	52,251	497

Total partners’ capital	378,685	39,054

Total liabilities and partners’ capital	$530,174	$399,717

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005
	Unaudited
Operating activities
Net income	$93,882	$11,328
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,760	10,386
Provision for doubtful accounts	172	294
Loss on disposal of property and equipment	91	232
Restructuring, decommissioning and asset impairments	—	1,693
Amortization of vested phantom units	61	—
Debt extinguishment costs	2,967	4,173
Changes in assets and liabilities:
Accounts receivable	16,031	(56,878)
Inventories	(2,554)	(25,441)
Prepaid expenses and other current assets	16,183	569
Derivative activity	(13,143)	31,598
Other noncurrent assets	4,242	(4,561)
Accounts payable	33,993	(13,268)
Accrued liabilities	3,083	5,874

Net cash provided by (used in) operating activities	166,768	(34,001)

Investing activities
Additions to property, plant and equipment	(76,064)	(12,963)
Proceeds from disposal of property, plant and equipment	261	60

Net cash used in investing activities	(75,803)	(12,903)

Financing activities
Net proceeds from (repayments of) borrowings	(218,485)	53,916
Debt issuance costs	—	(5,641)
Proceeds from initial public offering	138,743	—
Proceeds from follow-on public offering	103,479	—
Contributions from Calumet GP, LLC	2,593	—
Distribution to Calumet Holding, LLC	(3,258)	—
Distributions to Predecessor partners	(6,900)	(7,285)
Distributions to partners	(38,286)	—
Repurchase of units for phantom unit grants	(69)	—

Cash and cash equivalents provided by (used in) financing activities	(22,183)	40,990

Net increase (decrease) in cash	68,782	(5,914)
Cash and cash equivalents at beginning of period	12,173	18,087

Cash and cash equivalents at end of period	$80,955	$12,173

Supplemental disclosure of cash flow information
Interest paid	$11,986	$22,890
Income taxes paid	$111	$—

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND
DISTRIBUTABLE CASH FLOW
(in thousands)

	Calumet	Predecessor	Calumet	Predecessor
	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	Unaudited		Unaudited

Net income	$31,522	$32,145	$93,882	$11,328
Add:
Interest expense and debt extinguishment costs	1,192	13,072	11,997	29,843
Depreciation and amortization	3,365	2,972	11,821	10,386
Income tax expense	63	—	190	—

EBITDA	$36,142	$48,189	$117,890	$51,557

Add:
Unrealized losses (gains) from mark to market accounting for derivative activities	(12,402)	(20,826)	(13,145)	27,586
Non-cash impact of restructuring, decommissioning and asset impairments	—	173	—	1,766
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(432)	648	(287)	4,912

Adjusted EBITDA	$23,308	$28,184	$104,458	$85,821

Less:
Adjusted EBITDA attributable to Predecessor	—		(4,494)
Maintenance capital expenditures (a)	(2,103)		(5,737)
Cash interest expense (b)	(2,129)		(8,124)
Income tax expense	(63)		(190)

Distributable Cash Flow	$19,013		$85,913

(a)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(b)	Represents cash interest paid by the Partnership excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY
(USED IN) OPERATING ACTIVITIES
(in thousands)

	Calumet	Predecessor
	Year Ended
	December 31, 2006
	2006	2005
	Unaudited

Adjusted EBITDA	$104,458	$85,821
Add:
Unrealized gains (losses) from mark to market accounting for derivative activities	13,145	(27,586)
Non-cash impact of restructuring, decommissioning and asset impairments	—	(1,766)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	287	(4,912)

EBITDA	$117,890	$51,557

Add:
Interest expense and debt extinguishment costs	(11,997)	(29,843)
Income tax expense	(190)	—
Provision for doubtful accounts	172	294
Debt extinguishment costs	2,967	4,173
Restructuring, decommissioning and asset impairments	—	1,693
Changes in operating working capital:
Accounts receivable	16,031	(56,878)
Inventory	(2,554)	(25,441)
Other current assets	16,183	569
Derivative activity	(13,143)	31,598
Accounts payable	33,993	(13,268)
Accrued liabilities	3,083	5,874
Other, including changes in noncurrent assets	4,333	(4,329)

Net cash provided by (used in) operating activities	$166,768	$(34,001)